Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Julia Hornack
Mayfield Village, Ohio 44143	(440) 395-2164
http://www.progressive.com

PROGRESSIVE ANNOUNCES ELECTION OF PHILIP BLESER TO BOARD OF DIRECTORS

MAYFIELD VILLAGE, OHIO - August 4, 2017 - The Progressive Corporation today announced that its Board of Directors elected Philip Bleser, 62, to fill a vacancy on the Board of Directors.  The vacancy was created when the Board approved an amendment to the Company’s Code of Regulations expanding the size of the Board from 10 to 11 members.  The Board also determined that Mr. Bleser is an independent director under applicable NYSE rules. His term of office will expire at the Company’s annual meeting of shareholders in 2018.

Mr. Bleser retired in 2016 from JPMorgan Chase & Co. (JPM), where he served as Chairman of Global Corporate Banking, managing many of JPM’s most important relationships.  From 2010 to 2015, he served as JPM’s CEO of Global Corporate Bank of North America, covering large capitalization and multi-national customers.  Mr. Bleser also serves on the board of directors of Francesca’s Holdings Corporation, a specialty retailer of apparel, jewelry and accessories.

About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach us whenever, wherever and however it's most convenient-online at http://www.progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. Home insurance is underwritten by select carriers, including American Strategic Insurance Corp. and subsidiaries (ASI), our majority owned subsidiaries.

Progressive is the fourth largest auto insurer in the country; a leading seller of motorcycle and commercial auto insurance; and through ASI, one of the top 20 homeowners carriers.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot® and Service Centers.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.